Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268639) and S-8 (No. 333-231405 and No. 333-277865) of Clarivate Plc of our report dated February 19, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 19, 2025